Exhibit 8.1

Subsidiaries of

SMX (Security Matters) Public Limited Company

Jurisdiction of Incorporation
Security Matters Ltd.	Israel
Security Matters Canada Ltd.	Canada
SMX Beverages PTY LTD	Australia
Yaholama Technologies INC.	Canada
True Gold Consortium PTY Ltd.	Australia
Lionheart III Corp.	Delaware, USA
trueSilver SMX Platform Ltd.	Canada
SMX Fashion and Luxury	France
SMX (Security Matters) Ireland Limited	Ireland
SMX Circular Economy Platform PTE, Ltd.	Singapore
Security Matters PTY Ltd.	Australia
SMX Circular Economy FZCO	UAE